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                                                                   EXHIBIT 99.1

                          TRAVELERS PROPERTY CASUALTY CORP.
                           AGENCY CAPITAL ACCUMULATION PLAN
                                  as of July 1, 1997


SECTION 1.  PURPOSE OF THE PLAN.

    The name of this plan is TRAVELERS PROPERTY CASUALTY CORP. AGENCY CAPITAL ACCUMULATION PLAN (the "Plan"). The purpose of the Plan is to enable TRAVELERS PROPERTY CASUALTY CORP., a Delaware corporation (the "Company"), and its Subsidiaries to attract, retain and motivate Agencies (as hereinafter defined), to compensate them for their contributions to the growth and profits of the Company and to encourage ownership of Class A common stock, par value $.01 per share (the "Common Stock"), of the Company on the part of such Agencies. The Plan provides incentives to participating Agencies which are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

SECTION 2.  DEFINITIONS.

    For purposes of the Plan, the following terms shall be defined as set forth below:

    (a) "AGENCIES" means independent property-casualty insurance agencies appointed by the Insurance Companies to represent the Insurance Companies in the sale of insurance or otherwise.

    (b)  "AGENCY STOCK" means shares of Common Stock awarded pursuant to
    Section 6.

    (c) "AGENCY STOCK AWARD AGREEMENT" shall have the meaning ascribed to such term in Section 6(c).

    (d) "ANNUAL PREMIUM" with respect to any given year means the annual written property-casualty premium (Eligible Premium or Eligible Net Written Premium) (as defined in the Agency Performance Plus Agreements) between a Participant and any of the Insurance Companies.

    (e)  "BASE YEAR" shall have the meaning ascribed to such term in Section
    3(a).

    (f)  "BOARD" means the Board of Directors of the Company.


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    (g)  "CAUSE" means conduct by a Participant that materially breaches such
    Participant's agreement with the Insurance Companies or that is demonstrably injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary or (ii) disparaging the Company, any Subsidiary or any of their respective officers or directors. The determination of whether any conduct, action or failure to act constitutes "Cause" shall be made by the Committee in its discretion.

    (h) "COMMITTEE" means the Nominations, Compensation and Corporate Governance Committee of the Board or any subcommittee thereof or such other committee as may be appointed by the Board from time to time.

    (i)  "COMMON STOCK" shall have the meaning ascribed to such term in Section
    1.

    (j)  "COMPANY" shall have the meaning ascribed to such term in Section 1.

    (k)  "ELIGIBLE AGENCIES" shall have the meaning ascribed to such term in
    Section 3(a).

    (l) "INSURANCE COMPANIES" means The Travelers Indemnity Company, Travelers Casualty and Surety Company and The Standard Fire Insurance Company and their respective property-casualty subsidiaries and affiliates.

    (m) "LINE" means a line of business such as Commercial Lines, Personal Lines or Bond.

    (n) "PARTICIPANT" means an Eligible Agency that elects to participate in the Plan.

    (o) "PERFORMANCE PLUS" means the Performance Plus Payment described in the Bond and Commercial Lines Performance Plus Agreements and/or the Participation Payment described in the Personal Lines Performance Plus Agreement.

    (p)  "PLAN" shall have the meaning ascribed to such term in Section 1.

    (q) "PRODUCER" means, with respect to any Agency, a property-casualty insurance sales agent who is a principal or employee of such Agency.

    (r) "RESTRICTED AGENCY STOCK AWARD AGREEMENT" shall have the meaning ascribed to such term in Section 5(b).

    (s) "RESTRICTED PERIOD" means the three-year period (or such other period determined by the Committee) together with any extension thereof approved pursuant to the Plan, commencing on the date of an award of Restricted Agency Stock; provided,


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    however, that for awards made in respect of the 1997 performance year, the
    Restricted Period means the two-year period (or such other period determined by the Committee) together with any extension thereof approved pursuant to the Plan, commencing on the date of an award.

    (t) "RESTRICTED AGENCY STOCK" means shares of Common Stock that are subject to the restrictions and potential forfeiture set forth in Section 5.

    (u) "SUBSIDIARY" means any entity at least one-half of whose outstanding voting stock, or beneficial ownership for entities other than corporations, is owned, directly or indirectly, by the Company, or which is otherwise controlled directly or indirectly by the Company.

SECTION 3.  ELIGIBILITY AND PARTICIPATION.

    (a) RESTRICTED AGENCY STOCK. Agencies that earn the minimum Performance Plus and are selected from time to time by the Committee, in its discretion ("Eligible Agencies"), shall be eligible to participate in the Plan and receive one or more awards of Restricted Agency Stock. The minimum Performance Plus that must be earned for the calendar year for which such Performance Plus is earned (the "Base Year") before a Restricted Agency Stock award can be elected is currently $5,000 in respect of the Line to which such Performance Plus relates, but the Committee may, in its discretion, provide for alternative minimum Performance Plus that must be earned. Commercial Lines, Personal Lines and Bond are not aggregated for this purpose.

    (b) AGENCY STOCK. Eligible Agencies that are selected from time to time by the Committee, in its discretion, shall be eligible to receive one or more awards of Agency Stock under the Plan.

SECTION 4.  AMOUNT AND FORM OF AWARDS.

    (a) RESTRICTED AGENCY STOCK. Eligible Agencies that make a timely election may be awarded Restricted Agency Stock in such amounts as are described below. For Eligible Agencies electing to participate, unless otherwise determined by the Committee, the amount of any award of Restricted Agency Stock that may be elected shall be not less than an amount equal to 10% of Performance Plus and not more than an amount equal to 50% of Performance Plus; provided, that any such election and award shall be separately determined with respect to Performance Plus for each of Commercial Lines, Personal Lines and Bond. An election to receive Restricted Agency Stock shall be of no force and effect unless made in accordance with the administrative procedures established by the Committee from time to time, including, without limitation, timely receipt by the Company of an annual election form from the Eligible Agency. Awards of Restricted Agency Stock shall be granted at such time as the Committee may in its discretion determine, and the Committee may also in its discretion provide for alternative


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methods for grants of awards.  Awards of Restricted Agency Stock will be made in lieu of cash payment of a percentage of the Participant's Performance Plus.

    (b) AGENCY STOCK. Eligible Agencies that are selected by the Committee pursuant to Section 3(b) may be awarded Agency Stock in such amounts as are determined by the Committee in its discretion. Awards of Agency Stock shall be granted to those Eligible Agencies (which need not be Participants under the Plan) at such time as the Committee may in its discretion determine, without the making of any election on the part of the recipient. Awards of Agency Stock will be in addition to any cash or other compensation, including awards of Restricted Agency Stock, if any, otherwise payable to the Eligible Agency selected to receive such award.

    (c) The number of shares of Common Stock which may be issued under the Plan, either as Restricted Agency Stock or Agency Stock, shall be equal to one million (1,000,000) shares of Common Stock, subject to adjustment as provided in
Section 8. The shares issued hereunder shall be previously issued shares reacquired by the Company. In the event Restricted Agency Stock is forfeited prior to the end of the Restricted Period, the shares of Common Stock called for by such award of Restricted Agency Stock will become available for future awards.

SECTION 5.  RESTRICTED AGENCY STOCK.

    (a) The number of shares of Restricted Agency Stock awarded to a Participant under the Plan shall be determined by a formula or formulas approved by the Committee, which will take into account elections made under the Plan.
In order to reflect the impact of the restrictions on the value of the Restricted Agency Stock, as well as the possibility of forfeiture of the Restricted Agency Stock, the fair market value of Common Stock shall be discounted at 25% in determining the number of shares of Restricted Agency
Stock to be awarded. The Committee may, where it deems appropriate, and in its discretion, provide for an alternative discount rate. For purposes of this Plan, the fair market value of Common Stock for an award will be the average of the Common Stock's closing prices on the Composite Tape of the New York Stock Exchange, Inc. for the five (5) trading days prior to the date of the award.
The dollar value of an award will be divided by the discounted market value to determine the number of shares of Restricted Agency Stock in an award. The value of fractional shares will be paid currently in cash. In the event the Committee provides for alternative methods for grants of awards, the Committee may, in its discretion, provide for alternative methods of determining the fair market value of the Common Stock for such awards, and may also provide for alternative forfeiture provisions. In the event there is an adjustment to the Performance Plus after the date of an award of Restricted Agency Stock under the Plan, the Company may pay the adjustment amount entirely in cash.

    (b) Unless the Committee determines otherwise, a Participant will not have any rights with respect to an award of Restricted Agency Stock unless or until such Participant has executed an agreement evidencing the award in form and substance satisfactory to the Committee (a "Restricted Agency Stock Award Agreement") and has delivered a fully executed copy thereof to the Company. Each Participant that is awarded Restricted Agency Stock may, but need not, be issued a stock certificate in respect of such shares


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of Restricted Agency Stock.  In the event a certificate is not issued in the name of a Participant, a "book entry" (i.e., a computerized or manual entry) will be made in the records of the Company to evidence the award of shares of Restricted Agency Stock to such Participant. Such Company records shall, absent manifest error, be binding on the Participants. Each certificate, if any, registered in the name of a Participant shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award, substantially in the following form:

    "The transferability of the certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Travelers Property Casualty Corp. Agency Capital Accumulation Plan and a Restricted Agency Stock Award Agreement entered into between the registered owner and Travelers Property Casualty Corp. Copies of such Plan and Agreement are on file in the offices of Travelers Property Casualty Corp."

    Any stock certificate issued in the name of a Participant evidencing shares of Restricted Agency Stock will be held in the custody of the Company until the restrictions thereon shall have lapsed, and, as a condition of such issuance of a certificate for Restricted Agency Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares covered by such certificate.

    (c) The shares of Restricted Agency Stock awarded pursuant to this Section 5 shall be subject to the following restrictions and conditions:

         (i) Subject to the provisions of the Plan and the Restricted Agency Stock Award Agreements, during the Restricted Period the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Agency Stock awarded under the Plan. The foregoing shall not prohibit a Participant from entering into agreements with its Producers, if any, with respect to rights and obligations associated with the Restricted Agency Stock; provided, however, that Producers shall have no rights hereunder and neither the Company nor any of its Subsidiaries or affiliates shall have any liability thereunder or with respect thereto. The Committee may, in its discretion, (x) initially provide for an alternative Restricted Period or alter the Restricted Period for a previously granted award (provided that the Committee may not extend the Restricted Period for a previously granted award without the Participant's written consent), (y) during any extension of such Restricted Period, provide for alternative restrictions and (z) provide for the lapse of any such restrictions in installments and accelerate or waive any such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine, in its discretion.

         (ii) Unless the Committee in its discretion shall determine otherwise at or prior to the time of the grant of any award, the Participant shall have the right to direct the vote of its shares of Restricted Agency Stock during the Restricted Period, in accordance with paragraph (e) of this
    Section 5. The Participant shall have the right during the Restricted Period to receive any


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    regular dividends or dividend equivalents on such shares of Restricted
    Agency Stock. The Committee shall in its discretion determine the Participant's rights with respect to extraordinary dividends or distributions on the shares of Restricted Agency Stock.

         (iii) Shares of Common Stock shall be delivered to the Participant either in certificate form or by crediting the Participant's brokerage account at Smith Barney Inc. promptly after, and only after, the Restricted Period has expired (or such earlier time as the restrictions may lapse in accordance with paragraph (c)(i) of this Section 5) so long as there has been no event resulting in forfeiture of such award of Restricted Agency Stock. After the restrictions lapse, the Participant may instead of receiving all of the Common Stock direct the Company in writing to issue certificates to particular Producers or credit the brokerage accounts of such specified Producers at Smith Barney Inc. with all or a portion of the Common Stock; provided, however, that neither the Company nor any of its Subsidiaries or affiliates shall have any liability to any Agency or Producer with respect to such issuance.

    (d) Subject to the provisions of paragraph (c)(i) of this Section 5, the following provisions shall apply to a Participant's shares of Restricted Agency Stock prior to the end of the Restricted Period (including extensions):

    Each award of Restricted Agency Stock shall be subject to forfeiture based upon a separate determination of performance in respect of the Line in which the award was originally granted. In the event that in any of the calendar years during the Restricted Period immediately following the Base Year such Participant's Annual Premium with the Company and the Insurance Companies is reduced by 50% or more in Commercial Lines, Personal Lines or Bond compared to such Participant's Annual Premium (in the applicable Line) with the Company and such Insurance Companies in the Base Year (as adjusted, if applicable, as provided below), such Participant will forfeit all Restricted Agency Stock awarded with respect to such Base Year related to the Line in which the Annual Premium was reduced. Forfeiture determinations will be made separately for each award with reference to the applicable Base Year and Line for that award. In addition, unless the Committee in its discretion shall determine otherwise, failure by a Participant to maintain its agency agreement with the Insurance Companies throughout the Restricted Period will result in forfeiture of all Restricted Agency Stock previously awarded to such Participant. Upon forfeiture, the Participant will have no further rights in the Restricted Agency Stock or the Performance Plus in respect of which the Restricted Agency Stock was awarded. The determination of whether there is a reduction in Annual Premiums in any given year compared to the applicable Base Year resulting in forfeiture will be based on Annual Premiums in the Line in which the Restricted Agency Stock was awarded, and will be made by the Committee, in its discretion. In the event any reduction in Annual Premiums resulting in forfeiture is the result of the Insurance Companies terminating the Participant's appointment other than for Cause, the restrictions on all



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    Restricted Agency Stock previously awarded to such Participant in respect of the Line for which the appointment was terminated will immediately lapse. In the event any reduction in Annual Premiums resulting in forfeiture is the result of the Insurance Companies withdrawing from a Commercial Lines, Personal Lines or Bond market or product that is material to a Participant, all determinations of forfeiture with respect to such Participant under this Section 5 shall be recalculated and the Participant's Base Year Annual Premium in the applicable Line reduced by the percentage of the reduction in Annual Premium that was attributable to the withdrawal; provided, however, that if the reduction is 90% or more, the restrictions on all Restricted Agency Stock previously awarded to such Participant in respect of the Line in which the Annual Premium was so reduced will immediately lapse. For these purposes, (i) whether a "withdrawal" has occurred will be a determination made by the Committee in its discretion and (ii) "material" shall be deemed to be 10% of that Participant's Annual Premium writings with the Insurance Companies with respect to the Line in which the Annual Premium was reduced; provided, however, that the Committee shall have discretion to deem any other circumstances or event to be a material withdrawal.

    (e) Unless the Committee in its discretion shall determine otherwise at or prior to the time of the grant of any award of Restricted Agency Stock, during the Restricted Period the shares of Restricted Agency Stock shall be voted by the Company's senior administrative officer in charge of administering the Plan, or such other person as the Committee may designate (the "Plan Administrator"), and the Plan Administrator shall vote such shares in accordance with instructions received from Participants. Shares as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received from Participants in the Plan.

SECTION 6.  AGENCY STOCK.

    (a) The number of shares of Agency Stock awarded to an Eligible Agency under the Plan may be determined by a formula or formulas approved by the Committee or may be determined by the Committee individually on a case by case basis. Shares of Agency Stock awarded to Eligible Agencies pursuant to the Plan will generally not be subject to the restrictions or conditions set forth in Section 5; provided, however, that if the Committee so determines, such shares may be subject to sale or other restrictions.

    (b) Each Eligible Agency that is awarded Agency Stock shall be issued a stock certificate in respect of such shares of Agency Stock or may have the shares credited to the Eligible Agency's account at Smith Barney Inc. The Eligible Agency may direct the Company in writing to issue all or a portion of such shares of Agency Stock in the name or to the brokerage account of its specified Producers; provided, however, that neither the Company nor any of its Subsidiaries or affiliates shall have any liability to any Agency or Producer with respect to such issuance.

    (c) If the Committee determines to subject any shares of Agency Stock to sale or other restrictions, unless the Committee determines otherwise, the Eligible Agency that is granted the award that is so subject shall not have any rights with respect to such award of Agency Stock unless or until such Agency has executed an agreement evidencing the award in form and substance satisfactory to the Committee (an "Agency Stock Award Agreement") and has delivered a fully executed copy thereof to the Company. In the event an Eligible Agency is awarded Agency Stock that is subject to sale or other restrictions, the certificate registered in the name of the Eligible Agency shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award.


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The Committee shall require that any stock certificate issued in the name of an Eligible Agency evidencing shares of Agency Stock that are subject to sale or other restrictions be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of such issuance of a certificate for Agency Stock, the Eligible Agency shall have delivered a stock power, endorsed in blank, relating to the shares covered by such certificate.

SECTION 7.  ADMINISTRATION.

    The Plan shall be administered by the Committee.

    The Committee shall have the power and authority to make awards of Restricted Agency Stock and Agency Stock pursuant to the terms of the Plan.

    In particular, the Committee shall have the authority:

    (a)  to select those Agencies that are Eligible Agencies;

    (b) to determine the minimum Performance Plus that must be earned before a Restricted Agency Stock award can be elected hereunder;

    (c) to determine whether and to what extent Restricted Agency Stock is to be granted to Eligible Agencies hereunder;

    (d) to determine the minimum and maximum percentage of Performance Plus payable in Restricted Agency Stock that can be elected hereunder;

    (e) to select those Eligible Agencies that are to receive Agency Stock hereunder;

    (f) to determine whether and to what extent Agency Stock is to be granted to Eligible Agencies hereunder;

    (g) to determine the number of shares of Common Stock to be covered by each award granted hereunder;

    (h) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder; and

    (i) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instructions evidencing the Restricted Agency Stock and Agency Stock.


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    The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan; and to otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Eligible Agencies and the Participants. The Committee may delegate some or all of its authority over the administration of the Plan to any other persons or a committee.

SECTION 8.  ADJUSTMENTS UPON A CHANGE IN COMMON STOCK.

    In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, distribution, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event if in the determination of the Commmittee such change equitably requires an adjustment in the number or kind of shares that may be issued under the Plan pursuant to Section 4(c), such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.

SECTION 9.  AMENDMENT AND TERMINATION.

    The Plan may be amended or terminated at any time and from time to time by the Board. Neither an amendment to the Plan nor the termination of the Plan shall adversely affect any right of any Eligible Agency with respect to any Restricted Agency Stock or Agency Stock theretofore granted without such Eligible Agency's written consent. Subject to the foregoing limitations, the Committee shall have the authority to amend certain Plan provisions to the extent necessary to permit participation in the Plan by Agencies that are located outside of the United States on terms and conditions which are comparable to those afforded to Agencies located within the United States.

SECTION 10.  GENERAL PROVISIONS.

    (a) All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law.

    (b) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any Agency any right to continue to represent the Insurance Companies in the sale of insurance or otherwise, as the case may be, nor shall it interfere in any way with the right of the Company or any of the Insurance Companies to terminate the agency relationship with any of its Agencies at any time. Nothing contained herein


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is intended or shall be construed to modify or supersede the terms of any existing contracts between an Agency and the Insurance Companies, including but not limited to any agency agreement, any profit sharing or performance plus agreement or any agency benefits agreement.

    (c) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan.

    (d) An Eligible Agency's rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner and no such right or interest of any Eligible Agency in the Plan shall be subject to any obligation or liability of such Eligible Agency. Notwithstanding the foregoing, a Participant may designate a successor in interest to its rights and interest under the Plan if such successor is an Eligible Agency or is designated by the Committee as an Eligible Agency and agrees to all of the terms hereof, subject to the Committee's consent.

    (e) The Company and its Subsidiaries shall have the right to deduct from any payment made under the Plan any federal, state or local income taxes or other amounts required by law to be withheld with respect to such payment.
It shall be a condition to the obligation of the Company to issue Common Stock upon the lapse of restrictions on Restricted Agency Stock or upon the grant of an award of Agency Stock that the Eligible Agency pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state or local income taxes or other amounts. If the amount requested is not paid, the Company may refuse to issue shares.

    (f) Notwithstanding anything to the contrary contained herein, upon a "Change of Control" (defined below), the restrictions on each award of Restricted Agency Stock and Agency Stock (if any) shall immediately lapse. "Change of Control" shall mean the occurrence of any of the following, unless such occurrence shall have been approved or ratified by at least a two-thirds (2/3) vote of the Continuing Directors (defined below): (A) any person within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Travelers Group Inc. or any affiliates thereof, shall have become the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of shares of stock of the Company having twenty five percent (25%) or more of the total number of votes that may be cast for election of the directors of the Company, or (B) there shall have been a change in the composition of the Board such that at any time a majority of the Board shall have been members of the Board for less than twenty-four (24) months, unless the election of each new director who was not a director at the beginning of the period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were


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directors at the beginning of such period, or who were approved as directors pursuant to the provisions of this paragraph (the "Continuing Directors").

    (g) All claims and disputes between an Agency and the Company or any of the Insurance Companies arising out of the Plan or any award granted hereunder shall be submitted to arbitration in accordance with the rules and procedures of the American Arbitration Association. Notice of demand for arbitration shall be given in writing to the other party and shall be made within a reasonable time after the claim or dispute has arisen. The award rendered by the arbitrator shall be made in accordance with the Plan, shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The provisions of this Section 10(g) shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

    (h) The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

    (i) No Common Stock or other securities shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with all applicable federal, state and international securities statutes, rules and regulations. The appropriate officers of the Company or its Subsidiaries shall cause to be filed any reports, returns or other information regarding awards or Common Stock issued under the Plan as may be required by
Section 13 or 15(d) of the Exchange Act or any other applicable statute, rule or regulation.

    (j) If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by applicable law.

    (k) Each Restricted Agency Stock Award Agreement and Agency Stock Award Agreement, if any (together, the "Award Agreements"), is entered into by the Agency and the Company, and the Agency's Producers are not a party to it and have no rights thereunder or hereunder. Any arrangements or undertakings entered into between an Agency and such Agency's Producers establish rights and obligations solely between and among such parties and do not create any obligations on the part of or bind the Company or any of its Subsidiaries or affiliates, which shall have no liability thereunder. The Producers must look to the Agencies, and not to the Company or any of its Subsidiaries or affiliates, for the benefit of any obligations the Agencies may have undertaken pursuant to any arrangement and the Producers bear all risk with respect to the fulfillment by the Agencies of such obligations. This Plan and the Award Agreements are for the protection and benefit of the Company and the Eligible Agencies and no other person shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection therewith.

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SECTION 11.  EFFECTIVE DATE OF PLAN.

    The Plan shall be effective on July 1, 1997. The Plan shall remain effective until terminated by the Board in accordance with Section 9.


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